Consent of Independent Registered Public Accounting Firm

To the Board of Directors of First Investors Life Insurance Company and
Contract owners of First Investors Life Variable Annuity Fund D:

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-186359 on Form N-4 of our report dated April 12, 2013 with respect to the statement of assets and liabilities of First Investors Life Variable Annuity Fund D (Separate Account D) as of December 31, 2012 and the related statements of operations and changes in net assets and financial highlights for each of the years in the two-year period ended December 31, 2012 and of our report dated April 12, 2013 with respect to the statutory statements of admitted assets, liabilities and capital and surplus of First Investors Life Insurance Company (“the Company”) as of December 31, 2012 and December 31, 2011 and the related statutory statement of income, changes in capital and surplus, and cash flows for each of the years in the two-year period ended December 31, 2012, both appearing in the Statement of Additional Information, which is part of such Registration Statement.

Our report on the Company dated April 12, 2013 includes explanatory language that states that the Company prepared the statutory financial statements using statutory accounting practices prescribed or permitted by the New York State Department of Financial Services (“statutory accounting practices”), which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the Company’s statutory financial statements are not presented fairly, in conformity with U.S. generally accepted accounting principles, the financial position of the Company as of December 31, 2012 and December 31, 2011 and the results of operations or its cash flows for each of the years in the two-year period ended December 31, 2012.

New York, New York
May 6, 2013